Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated April 27, 2020, relating to the balance sheets of Jaws Acquisition Corp. as of January 17, 2020 and December 31, 2019, and the related statements of operations, changes in stockholder’s equity and cash flows for the periods from January 1, 2020 through January 17, 2020 and from December 27, 2019 (inception) through December 31, 2019, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 27, 2020